EXHIBIT 4.2(a)

Shuffle Master, Inc.

and

Wells Fargo Bank, N.A.

(fka Norwest Bank Minnesota, N.A.)

Rights Agent

Rights Agreement

Dated as of June 26, 1998

Amendment No. 1 dated January 25, 2005

(i)

AMENDMENT No. 1 TO RIGHTS AGREEMENT

The Agreement, dated as of June 26, 1998, between Shuffle Master, Inc., a Minnesota corporation (the “Company”), and Norwest Bank Minnesota, N.A., now known as Wells Fargo Bank, N.A. (the “Rights Agent”) is hereby amended as follows:

Section 1 “Certain Definitions” is amended so that paragraph (g) of Section 1, in its entirety, now reads as follows:

(g) (not used)

Section 23 “Redemption” is amended by deleting language so that paragraph b of Section 23, in its entirety, now reads as follows:

(b) The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”);

The redemption of the Rights by the Board of Directors may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. If redemption of the Rights is to be effective as of a future date, the Rights shall continue to be exercisable, subject to Section 11(a)(ii) hereof, until the effective date of the redemption, provided that nothing contained herein shall preclude the Board of Directors from subsequently causing the Rights to be redeemed at a date earlier than the previously scheduled effective date of the redemption. The Company may, at its option, pay the Redemption Price in cash, Common Shares (based on the current per share market price of the Common Shares at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.

Section 26 “Notices” amended by changing names and addresses so that Section 26 now reads, in its entirety, as follows:

Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Shuffle Master, Inc.

1106 Palms Airport Drive

Las Vegas, Nevada 89119

Attention: General Counsel

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With a copy to:

Larkin Hoffman Daly & Lindgren, Ltd.

1500 Wells Fargo Plaza

7900 Xerxes Avenue South

Bloomington, Minnesota 55431

Attention: Michael Schley

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be deemed given or made upon receipt and shall be addressed (until another address is filed in writing with the Company) as follows:

Wells Fargo Bank, N.A.

161 North Concord Exchange

South Saint Paul, Minnesota 55075

Attention: Shareholder Relations

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 27, “Supplements and Amendments” is amended by deleting language so that Section 27, in its entirety, now reads as follows:

The Company may from time to time supplement or amend this Agreement without the approval of any holders of Rights Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; PROVIDED, HOWEVER, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights (except the interests of any Acquiring Person and its Affiliates and Associates).

Counterparts.

This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.1 to be duly executed and attested, effective as of February 7, 2005, the date of execution hereof.

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ATTEST:	SHUFFLE MASTER, INC.

By:
Secretary	Its:	Chief Executive Officer

ATTEST:	WELLS FARGO BANK, N.A.

By:
Its:

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